ACQUISITION AGREEMENT

     This Acquisition Agreement (the "Agreement") is entered into as of May 29, 2001, by and among Allegheny Ventures, Inc., a Delaware corporation, or its designee (the "Buyer"), Allegheny Energy, Inc., a Maryland corporation ("Allegheny"), Conoco Inc., a Delaware corporation ("Conoco"), Alliance Gas Services, Inc., a Kentucky corporation ("AGS"), John C. McCord, an individual ("McCord"), and Andrew R. Fellon, an individual ("Fellon," and together with Conoco, AGS and McCord, the "Sellers"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

     WHEREAS, Fellon and McCord in the aggregate own all of the outstanding shares of stock of both AGS and Fellon-McCord
Associates, Inc., a Kentucky corporation ("FMA" and together with AGS, the "Target Corporations"); and

     WHEREAS, each of AGS and Conoco owns a 50% partnership interest in Alliance Energy Services Partnership, a Kentucky general partnership ("AES" or the "Target Partnership" and together with the Target Corporations, the "Targets").

     This Agreement contemplates a transaction in which (1) the Buyer will purchase from Fellon and McCord, and Fellon and McCord will sell to the Buyer, all of the outstanding capital stock of the Target Corporations in return for notes and performance payments and (2) the Buyer will purchase from Conoco, and Conoco will sell to the Buyer, its 50% partnership interest in the Target Partnership.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.  Definitions.

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Actual EBITDA" has the meaning set forth in Section 2(d) below.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "AES Disclosure Schedule" has the meaning set forth in
Section 4 below.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a).

     "AGS Disclosure Schedule" has the meaning set forth in
Section 4 below.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

     "Buyer" has the meaning set forth in the preface above.

     "Closing" has the meaning set forth in Section 2(d) below.

     "Closing Date" has the meaning set forth in Section 2(d) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

     "Confidential Information" means any information concerning the businesses and affairs of the Targets that is not already generally available to the public.

     "Disclosure Schedules" has the meaning set forth in Section
4 below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, severance, bonus, or incentive plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Energy Commodities" has the meaning set forth in Section
4(r) below.

     "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code Section 414.

     "FMA Disclosure Schedule" has the meaning set forth in
Section 4 below.

     "Fiduciary" has the meaning set forth in ERISA Section
3(21).

     "Financial Statement" has the meaning set forth in Section
4(g) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Indemnified Party" has the meaning set forth in Section
8(d) below.

     "Indemnifying Party" has the meaning set forth in Section
8(d) below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "ISDA" means the International Swaps Dealers Association,
Inc.

     "Knowledge" means actual, not implied or imputed, then present knowledge after reasonable investigation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Material Adverse Effect" means, with respect to any entity or entities any state of facts, event, change, or effect that is materially adverse to the business, financial condition, assets, or operations or business prospects of the entity or entities taken as a whole or on the ability of such entity or entities to perform its obligations hereunder in all material respects. EBITDA as forecasted is not intended to be a representation with respect to the business prospects of the Targets and the failure to achieve forecasted EBITDA results will not, in itself, constitute a Material Adverse Effect.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

     "Most Recent Fiscal Month End" has the meaning set forth in
Section 4(g) below.

     "Most Recent Fiscal Year End" has the meaning set forth in
Section 4(g) below.

     "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Performance Payments" has the meaning set forth in Section
2(c) below.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Prohibited Transaction" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

     "Purchase Price" has the meaning set forth in Section 2(b) below.

     "Regulatory Approvals" has the meaning set forth in Section
5(h).

     "Reportable Event" has the meaning set forth in ERISA
Section 4043.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (e) statutory liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions and (f) liens in connection with liabilities reflected on the Most Recent Financial Statement.

     "Sellers" has the meaning set forth in the preface above.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the outstanding shares of common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Target Corporations" has the meaning set forth in the preface above.

     "Target Partnership" has the meaning set forth in the preface above.

     "Targets" has the meaning set forth in the preface above.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest or penalty whether disputed or not.

     "Tax Return" means any material return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section
8(d) below.

     2.  Purchase and Sale of Target Shares.

     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, (1) the Buyer will purchase from Fellon and McCord, and Fellon and McCord will sell to the Buyer, all the outstanding capital stock of the Target Corporations, free and clear of all claims, liens, encumbrances, pledges or charges of any nature whatsoever and (2) the Buyer will purchase from Conoco, and Conoco will sell to the Buyer, its 50% partnership interest in the Target Partnership, free and clear of all claims, liens, encumbrances, pledges or charges of any nature whatsoever for the consideration specified below in this Section 2.

     (b) Purchase Price. The aggregate Purchase Price for the Targets (the "Purchase Price") shall be in an amount not to exceed $48,299,905 (the "Maximum Purchase Price") and shall be paid and determined as set forth in this Section 2. At Closing, the Buyer will (i) in exchange for all the shares of stock of the Target Corporations held by Fellon, issue Fellon a note in the principal sum of $7,962,000 payable seven days after Closing (the "Fellon Note Payment") and agree to the payment to Fellon of 50% of the Performance Payments as described below, (ii) in exchange for all the shares of stock of the Target Corporations held by McCord, issue McCord a note in the principal sum of $7,962,000 payable seven days after Closing (the "McCord Note Payment") and agree to the payment to McCord of 50% of the Performance Payments as described below and (iii) in exchange for Conoco's 50% partnership interest in the Target Partnership, pay Conoco the sum of $13,670,000 in cash (the "Conoco Cash Payment"). In the event that Buyer shall fail to satisfy all or any part of its obligation to pay the Performance Payments determined as set forth below, Allegheny shall pay the net amount due at such time to each of Fellon and McCord.

     (c) Performance Payments. Performance Payments are based on the Letter of Intent, dated March 5, 2001, and the Confidential and Preliminary Valuation, dated February 21, 2001, as set forth on Schedule A, and are calculated as follows:

          (i) On the first anniversary of the Closing Date ("Year 1"), the Performance Payment shall be an amount equal to (1) $6,045,180, in the event that Year 1 Actual EBITDA is equal to or greater than $5.99 million; or (2) an amount equal to Year 1 Actual EBITDA divided by $5.99 million multiplied by $6,045,180, if Actual EBITDA is less than $5.99 million ("Year 1 Performance Payment").

          (ii) On the second anniversary of the Closing Date ("Year 2"), the Performance Payment shall be an amount equal to (1) $6,407,891, in the event the Year 2 Actual EBITDA is equal to or greater than $7.18 million, or (2) an amount equal to Year 2 Actual EBITDA divided by $7.18 million multiplied by $6,407,891, if Actual EBITDA is less than $7.18 million ("Year 2 Performance Payment"). In the event that (1) Year 2 Actual EBITDA is greater than $8.98 million, and (2) Year 1 Actual EBITDA was less than $5.99 million, then Fellon and McCord shall receive an additional payment ("First Additional Payment") in an aggregate amount equal to the lesser of (a) (Year 2 Actual EBITDA minus $8.98 million) divided by $5.99 million multiplied by $6,045,180, and (b) $6,045,180 minus the Year 1 Performance Payment.

          (iii) On the third anniversary of the Closing Date ("Year 3"), the Performance Payment shall be an amount equal to (1) $6,252,834, if cumulative EBITDA for Year 1, Year 2 and Year 3 (the "Cumulative EBITDA") is greater than $27.24 million, (2) $0 if the Cumulative EBITDA is less than $21.79 million, or (3) (the Cumulative EBITDA minus $21.79 million) divided by $5.45 million multiplied by $6,252,834 if Cumulative EBITDA is greater than $21.79 million and less than $27.24 million. In the event that (1) Year 3 Actual EBITDA is greater than $10.77 million and (2) Year 1 Actual EBITDA was less than $5.99 million, then Fellon and McCord shall receive an additional Performance Payment in an aggregate amount equal to the lesser of (a) (Year 3 Actual EBITDA minus $10.77 million) divided by $5.99 million multiplied by $6,045,180, and (b) $6,045,180 minus the Year 1 Payment minus the First Additional Payment (the "Second Additional Payment"). In the event that (1) Year 3 Actual EBITDA is greater than $10.77 million and (2) Year 2 Actual EBITDA was less than $7.18 million, then Fellon and McCord shall receive a Performance Payment in the aggregate amount equal to the lesser of (a) (Year 3 Actual EBITDA minus $10.77 million minus (the Second Additional Payment divided by $6,407,891 multiplied by $5.99 million)) divided by $7.18 million multiplied by $6,407,891, and (b) $6,407,891 minus the Year 2 Payment.

          (iv) In order to permit Fellon and McCord to maximize the Performance Payments, Allegheny and Buyer agree, until the end of Year 3, to the following:

               (1)  Not to change either the corporate and
          partnership structure of the Target Partnership or FMA, except for such changes as may be necessary or appropriate for Allegheny to satisfy its obligations pursuant to the Participation Agreement, dated December
          20, 1999, by and between Allegheny and Energy
          Corporation of America;

               (2)  Not to change either the corporate or
          partnership names of the Target Partnership or FMA;

               (3) Not to move the principal offices of the Targets out of Louisville, Kentucky;

               (4) Not to cause or permit any default under the Management Agreement, by and among AES, FMA and Fellon (the "Fellon Management Agreement") or the Management Agreement, by and among AES, FMA and McCord (the "McCord Management Agreement");

               (5) To provide parent guaranties or other credit as necessary to continue the current business operations of AES and FMA as now conducted and on mutually agreeable terms and to fund any expansion of the core business of the Targets that may be mutually agreed upon by Fellon and McCord, on one hand, and Buyer, on the other; and

               (6) Fellon and McCord will have such executive management duties as are assigned to them by the Boards of AES and FMA consistent with the powers, duties and responsibilities normally associated with the positions referred to in the respective Management Agreements of Fellon and McCord.

          (v) The portion of the Maximum Purchase Price allocable to the period of time remaining for which Performance Payments are to be determined and paid shall be immediately due and payable to the Sellers in the event of a Change of Control at any time prior to the payment date of the Year 3 Performance Payment. For purposes of this Agreement, Change of Control shall mean (i) any sale of all the equity interests of either of AES or FMA to a third party which is not an Affiliate of Buyer, (ii) any consolidation or merger of either of AES or FMA with or into any other entity, other than a merger or consolidation in which an Affiliate of Buyer remains the ultimate owner of such entity or (iii) any sale or disposition by either AES or FMA of all or substantially all of its assets other than a sale to a third party which is an Affiliate of the Buyer.

     (d)  Calculation of EBITDA and Payment of Performance
Payments.

          (i) "Actual EBITDA" is to be calculated as the combined net income of the Targets on an accrual basis in accordance with GAAP (as converted with respect to the Target Corporations and consistent with past practices with respect to the Target Partnerships) and as set forth in the EBITDA Forecast attached hereto as Schedule A, plus depreciation and amortization (not including depreciation or amortization from any capital investments made after Closing and agreed to by Fellon and McCord), plus all taxes based on all federal, state and local net income, plus interest expenses (not including any interest charges relating to funds borrowed or advanced by Buyer or any of its Affiliates and agreed to by Fellon and McCord, which shall be for the accounts of FMA or AES, as appropriate) minus interest income. For purposes of this calculation, income for FMA and AES must be derived from the core services of Targets set forth in Section 1 of Exhibit A attached hereto and shared revenues from the complimentary services set forth in
     Section 3 of Exhibit A attached hereto. Actual EBITDA shall be calculated prior to bonus payments to Fellon and McCord under their Management Agreements and prior to amortization of good will arising from the transactions contemplated by this Agreement. Actual EBITDA shall not include any management fees, charges for parent guaranties or other corporate charges imposed by Buyer or any of its Affiliates unless such other charges relate to services requested by Fellon and McCord to be performed by Buyer or any of its Affiliates.

          (ii) As soon as practicable, but in no event later than 90 calendar days following each of Years 1, 2 and 3, Fellon and McCord shall prepare and deliver to the Buyer a calculation (the "EBITDA Calculation") of EBITDA for the foregoing years. After receipt of the applicable EBITDA Calculation, the Buyer shall have 30 calendar days to review the EBITDA Calculation, together with the workpapers used in the preparation thereof. The Buyer and its accountants shall have full access during regular business hours with reasonable advance notice to all relevant books, records and employees of the Targets relating to the applicable EBITDA Calculation and the Targets accountants and their relevant supporting workpapers relating to the applicable EBITDA Calculation. Unless the Buyer delivers written notice to Fellon and McCord on or prior to the 30th calendar day after the receipt by it of the EBITDA Calculation, stating that the Buyer has objections to the EBITDA Calculation and describing in reasonable detail any such objections, the Buyer shall be deemed to have accepted and agreed to the EBITDA Calculation and shall pay the Performance Payment within 10 calendar days after such 30 day review period.
     If, on or prior to the 30th calendar day after the delivery of the EBITDA Calculation, the Buyer shall give such notice to Fellon and McCord, the Buyer and Fellon and McCord shall, within ten calendar days (or such longer period as such Parties may agree) following the giving of such notice (the "Resolution Period"), attempt in good faith to resolve any objections by the Buyer, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. In such case, Buyer shall pay the undisputed portion of the Performance Payment within 10 calendar days after such Resolution Period. Any amounts remaining in dispute at the conclusion of the Resolution Period ("Unresolved Changes") shall be submitted to an accounting firm mutually acceptable to the Parties (such firm being referred to as the "Auditing Firm"), within ten calendar days after the expiration of the Resolution Period. In the event that the Buyer and Fellon and McCord cannot agree on a mutually acceptable accounting firm, then the Buyer shall select an accounting firm and Fellon and McCord shall, collectively, select an accounting firm, and the two accounting firms shall together select a third independent accounting firm to serve as the Auditing Firm. Each Party agrees to execute, if requested by the Auditing Firm, an engagement letter containing reasonable terms. All fees and expenses relating to the work, if any, to be performed by the Auditing Firm in accordance with this
     Section 2(d) shall be borne equally by Fellon and McCord, on the one hand, and the Buyer, on the other. The Auditing Firm shall be instructed not to apply any materiality standard in making its determination and shall endeavor to provide the most accurate answer attainable without incurring expense that is unreasonable, in light of the amount in issue. The Auditing Firm shall be instructed to make such determination in accordance with this Agreement. The Auditing Firm's determination of the Unresolved Changes shall be made within 30 calendar days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to the Buyer and Fellon and McCord and shall be final, binding and conclusive on the Parties for all purposes. The Buyer shall pay any remaining Performance Payment within 10 calendar days of the Auditing Firm's determination of Unresolved Changes.

     (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stites & Harbison, 400 West Market Street, Louisville, Kentucky 40202 commencing at 9:00 a.m. local time on the last business day of the month in which the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby have occurred or been waived (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date").

     (f) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below,
(ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) Fellon will deliver to the Buyer stock certificates representing all of his 50% interest in shares of stock of each of the Target Corporations, endorsed in blank or accompanied by duly executed assignment documents, (iv) McCord will deliver to the Buyer stock certificates representing all of his 50% interest in shares of stock of each of the Target Corporations, endorsed in blank or accompanied by duly executed assignment and/or amendment documents, (v) Conoco will deliver to the Buyer evidence of its ownership of 50% of the Target Partnership accompanied by duly executed assignment documents, and (vi) the Buyer will deliver to each of the Sellers the consideration specified in Section 2(b) above to Conoco in cash by wire transfer of immediately available funds and to each of Fellon and McCord a Promissory Note in the form of Exhibits E-1 and E-2, as applicable.

     (g)  Net Asset Value Determination and Accounting Transition
Adjustment.   Determination of net asset value at Closing will be
determined in accordance with the accounting method used to determine the net asset value threshold in Section 5(c) below.
In the event that the tangible net asset value on the combined FMA and AES balance sheets is less than negative $597,000 at Closing, Conoco, Fellon and McCord shall each contribute his or its proportionate share of such deficit to AES and FMA. In the event that the tangible net asset value on the combined FMA and AES balance sheets is more than negative $597,000 at Closing (determined without any adjustment otherwise prescribed by FAS
133) (the "Minimum NAV"), such excess amount shall be distributed to Conoco, Fellon and McCord in an amount equal to his or its proportionate share thereof. Buyer shall be entitled to offset the amount of any deficit due from Fellon and McCord pursuant to this Section 2(g) against the payments due to such parties under
Section 2 hereof.

     (h) Closing Reconciliation. As soon as practicable, but in no event later than 90 calendar days following the Closing Date, Sellers shall prepare and deliver to the Buyer unaudited consolidating balance sheets and statements of income, changes in stockholders' equity and cash flow of Targets as of the Closing Date for the current calendar year determined in accordance with the accounting method used to determine the net asset value threshold in Section 5(c) below (inclusive of the effect of the Accounting Transition Adjustment as described in subsection (g) above) and as set forth in the EBITDA Forecast attached hereto as Schedule A (the "Closing Reconciliation"). After receipt of the Closing Reconciliation, the Buyer shall be entitled to the same periods of time in which to respond and resources to review the Closing Reconciliation as are set forth in Section 2(d) with respect to the calculation of EBITDA. Additionally, any disputes between the Sellers and the Buyer with respect to the Closing Reconciliation shall be resolved in the manner and time periods described above in Section 2(d).

     3.  Representations and Warranties Concerning the
Transaction.

     (a) Representations and Warranties of the Sellers. Each of Fellon, McCord, AGS and Conoco, as applicable and subject to
Section 11(a), represent and warrant to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself or itself, except as set forth in Annex I(a) (as to Fellon), Annex I(b) (as to McCord), Annex I(c) (as to AGS) and Annex I(d) (as to Conoco), attached hereto.

          (i) Organization of Conoco. Conoco is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

          (ii) Authorization of Transaction. Such Seller has full power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder in all material respects. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any person, government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject and, as to AGS and Conoco, any provision of its charter and bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

          (iv) Brokers' Fees. Such Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (v) Ownership Interests. Such Seller holds of record and owns beneficially the number of shares of stock of the Target Corporations or the partnership interest in the Target Partnership set forth next to his or its name in
     Section 4(b) of the applicable Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any shares of stock of either of the Target Corporations or the partnership interest in the Target Partnership (other than this Agreement). Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any shares of stock of the Target Corporations or the partnership interest in the Target Partnership.

     (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(b)), except as set forth in Annex II attached hereto.

          (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (ii) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

          (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, agent or employee with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

          (v) Investment. The Buyer is not acquiring the shares of stock of the Target Corporations or the partnership interest in the Target Partnership with a view to, or for sale in connection with, any distribution thereof. The Buyer is acquiring such shares for investment within the meaning of the Securities Act. The Buyer agrees that such shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from registration available under such Act. The Buyer will not sell, offer to sell or solicit offers to buy any of the shares in violation of the Securities Act or the securities law of any state. The Buyer understands that such shares have not been registered under federal or any state's securities laws.

     4. Representations and Warranties Concerning the Target Corporations and the Target Partnership. As to the Target Corporations, Fellon and McCord, and as to the Target Partnership, Fellon, McCord, AGS and Conoco, represent and warrant to the Buyer that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the disclosure schedule delivered by Fellon and McCord relating to AGS (the "AGS Disclosure Schedule"), the disclosure schedule delivered by Fellon and McCord relating to FMA (the "FMA Disclosure Schedule") or the disclosure schedule delivered by Fellon, McCord, AGS and Conoco relating to the Target Partnership (the "AES Disclosure Schedule," and together with the AGS Disclosure Schedule and the FMA Disclosure Schedule, the "Disclosure Schedules") to the Buyer on the date hereof and initialed by the respective Parties. Each of the Disclosure Schedules will be headed and arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     (a) Organization, Qualification, and Power. Each of the Target Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and the Target Partnership is a partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of the Targets is duly authorized to conduct business in each jurisdiction in which it engages in business activity and is in good standing under the laws of each jurisdiction where such authorization is required. Each of the Targets has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedules lists the directors and officers, or such other persons with equivalent authority, of each of the Targets. The Sellers have delivered to the Buyer correct and complete copies of the organizational and governance documents (as amended to date) of each of the Targets. The minute books (containing the records of meetings of the stockholders), the board of directors, and any committees of the board of directors, or of such other person (or groups of persons with equivalent authority), the stock certificate books, and the stock record books, or the partnership interest holder record books, as applicable, of each of the Targets are correct and complete in all material respects. None of the Targets is in default under or in violation of any provision of its organizational and governance documents.

     (b) Capitalization. The entire authorized capital stock of FMA consists of 10,000 shares of common stock, no par value per share, consisting of 9,500 shares of Class A voting stock and 500 shares of Class B non-voting stock, of which 200 shares of Class
A voting stock are issued and outstanding.   There is no treasury
stock. The entire authorized capital stock of AGS consists of 10,000 shares of common stock, no par value per share, consisting of 9,500 shares of Class A voting stock and 500 shares of Class B non-voting stock, of which 200 shares of Class A voting stock are issued and outstanding. There is no treasury stock. Conoco and AGS are the only partners of the Target Partnership, each holding a 50% partnership interest. All of the issued and outstanding shares of stock of the Target Corporations have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by Fellon and McCord as set forth in Section 4(b) of the AGS Disclosure Schedule and the FMA Disclosure Schedule, as applicable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require either Target Corporation to issue, sell, or otherwise cause to become outstanding any of either Target Corporations' capital stock or cause the Target Partnership to admit any additional partners. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Targets. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the stock of the Target Corporations.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Targets is subject or any provision of the organizational or governance documents of any of the Targets or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Targets is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Targets is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, the failure of which would result in a Material Adverse Effect.

     (d) Brokers' Fees. None of the Targets has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) Title to Assets. Each of the Targets have good and marketable title to, or a valid leasehold interest in, the properties and assets owned by them, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

     (f) Subsidiaries. None of the Targets has any Subsidiaries. None of the Targets controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Target, other than each of AGS' and Conoco's 50% partnership interest in the Target
Partnership.

     (g)  Financial Statements.   Attached hereto as Exhibit B-1
(as to FMA), Exhibit B-2 (as to AGS) and Exhibit B-3 (as to the Target Partnership) are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000 (the "Most Recent Fiscal Year End") for each of the Target Corporations; (ii) audited balance sheets and related statements of income, of partners' capital and of cash flows for the fiscal years ended December 31, 1999 and December 31, 2000 for the Target Partnership (the "Audited Partnership Statements"); (iii) unaudited balance sheets and statements of income for the fiscal year ended December 31, 1998, for the Target Partnership; and
(iv) unaudited balance sheets and statements of income for the one month ended January 31, 2001 (the "Most Recent Fiscal Month End") (the "Most Recent Financial Statements") for each of the
Targets.   The Financial Statements (including the notes thereto)
of AES, not including the 1998 year end statement, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of AES as of such dates, and the results of operations of each of AES for such periods, are correct and complete, and are consistent with the books and records of AES (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

     (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material
Adverse Effect on the Targets. Without limiting the generality of the foregoing, since that date:

          (i) None of the Targets has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

          (ii) None of the Targets has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

          (iii) No party (including any of the Targets) has accelerated, terminated, modified, or canceled in any material respect any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which any of the Targets is a party or by which any of them is bound;

          (iv) None of the Targets has granted a Security
     Interest upon any of its assets, tangible or intangible;

          (v) None of the Targets has made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside of the Ordinary Course of Business;

          (vi) None of the Targets has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside of the Ordinary
     Course of Business;

          (vii) There has been no change in any accounting policy of any of the Targets;

          (viii) None of the Targets has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate;

          (ix) None of the Targets has delayed, postponed or failed to pay the payment of accounts payable or other
     Liabilities outside of the Ordinary Course of Business;

          (x) None of the Targets has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside of the Ordinary Course of Business;

          (xi) None of the Targets has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (xii) There has been no change made or authorized in the organizational or governance documents of any of the Targets;

          (xiii) None of the Targets has issued or sold any capital stock or partnership interests, as applicable, of the Targets or any options, warrants or convertible securities with respect thereto;

          (xiv) None of the Targets has authorized, declared, set aside, or paid any dividend or made any distribution with respect to its authorized capital stock or partnership interests, as applicable (whether in cash or in kind) outside of the Ordinary Course of Business;

          (xv) None of the Targets has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xvi) None of the Targets has made any loan to, or entered into any other transaction with, any of its directors, officers, managers or employees;

          (xvii) None of the Targets has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement, outside of the Ordinary Course of Business;

          (xviii) None of the Targets has granted any increase in the base compensation of any of its directors, managers or officers, or of any of its employees, outside of the Ordinary Course of Business;

          (ixx) None of the Targets has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, managers, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

          (xx) None of the Targets has made any other change in employment terms for any of its directors, officers or managers, or for any of its employees, outside of the Ordinary Course of Business;

          (xxi) None of the Targets has made or pledged to make any charitable or other capital contribution; and

          (xxii) None the Targets has committed to any of the foregoing.

     (i) Undisclosed Liabilities. None of the Targets has any Liability (and there is no Basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the Most Recent Financial Statements and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of contract, breach of warranty, tort, or violation of law.

     (j) Legal Compliance. Each of the Targets has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed against any of them alleging any failure to so comply.

     (k)  Tax Matters.

          (i) Each of the Targets has filed all Tax Returns that it was required to file. All such tax returns were true, accurate, correct and complete in all material respects.
     All Taxes owed by the Targets (whether or not shown on any Tax Return) have been paid. None of the Targets currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Targets does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Targets that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) Each of the Target Corporations has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (iii) There is no dispute or claim concerning any Tax Liability of any of the Targets either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors, managers or officers (and employees responsible for Tax matters) of the Targets has Knowledge based upon personal contact with any agent of such authority. Section 4(k) of the applicable Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Targets for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all such federal income Tax Returns. With respect to each of the Target Corporations, Sellers have also delivered all examination reports, and statements of deficiencies assessed against or agreed to by any of the Target Corporations, since January 1, 1998. With respect to the Target Partnership, Conoco agrees to deliver any such examination reports and statements of deficiencies as are applicable.

          (iv) None of the Targets has waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v) None of the Targets has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code
     Section 280G. None of the Targets has been a United States real property holding corporation within the meaning of Code
     Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Targets has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Targets (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target Corporations or the Target Partnership) or (B) has any Liability for the Taxes of any Person (other than any of the Targets), as a transferee or successor, by contract, or otherwise.

          (vi) The unpaid Taxes of each of the Targets (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of the Targets in filing their Tax Returns.

          (vii) Each of the Target Corporations (and any predecessor of such Target) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and each Target Corporation will be an S corporation up to and including the Closing Date.

          (viii) The Target Partnership is a partnership under the laws of the Commonwealth of Kentucky and has been taxable as a partnership under Subchapter K of the Code at all times during its existence and will continue to be a partnership up to and including the Closing Date.

     (l)  Real Property.

          (i) None of the Targets owns, directly or indirectly, any interest in any real property.

          (ii) Section 4(l)(ii) of the applicable Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the Targets. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 4(l)(ii) of the applicable Disclosure Schedule. With respect to each lease and sublease listed in Section 4(l)(ii) of the applicable Disclosure Schedule:

               (A)  the lease or sublease is legal, valid,
          binding, enforceable against such Target, and, to the Knowledge of Seller, is in full force and effect;

               (B) to the Knowledge of Seller, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (C) to the Knowledge of Seller, no party to the lease or sublease has repudiated any provision thereof;

               (D) to the Knowledge of Seller, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               (E)  with respect to each sublease, the
          representations and warranties set forth in subsections
          (A) through (D) above are true and correct with respect to the underlying lease;

               (F)  none of the Targets has assigned,
          transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

               (G) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations, except where such failure may not result in a Material Adverse Effect;

               (H) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

               (I) to the Knowledge of Seller, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

     (m)  Intellectual Property.

          (i) Each of the Targets owns or has the right to use pursuant to license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of the businesses of the Targets as presently conducted. Each item of Intellectual Property owned or used by any of the Targets immediately prior to the Closing hereunder will be owned or, to the Knowledge of Seller, available for use by the Targets on substantially identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Targets has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

          (ii) None of the Targets has infringed upon or violated any Intellectual Property rights of third parties, and none of the Sellers or the directors or officers (or employees with responsibility for Intellectual Property matters) of the Targets have ever received any charge, complaint, claim, demand, or notice alleging any such infringement or violation (including any claim that any of the Targets must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers no third party has infringed upon or violated any Intellectual Property rights of any of the Targets.

          (iii)  Section 4(m)(iii) of the applicable Disclosure
     Schedule identifies each patent or registration which has been issued to any of the Targets with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Targets has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of the Targets has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(m)(iii) of the applicable Disclosure Schedule also identifies each trade name or unregistered trademark used by any of the Targets in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the applicable Disclosure Schedule:

               (A) each of the Targets possess all right, title, and interest in and to the item, free and clear of any Security Interest or license;

               (B) the item is not subject to any outstanding injunction, judgment, order, decree or ruling;

               (C)  no action, suit, proceeding, hearing,
          investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (D) None of the Targets has ever agreed to indemnify any Person for or against any infringement, or violation with respect to the item.

          (iv)  Section 4(m)(iv) of the applicable Disclosure
     Schedule identifies each item of Intellectual Property that any third party owns and that any of the Targets uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
     Section 4(m)(iv) of the applicable Disclosure Schedule:

               (A)  the license, sublicense, agreement, or
          permission covering the item is legal, valid, binding, enforceable against such Target, and, to the Knowledge of Seller, is in full force and effect;

               (B) to the Knowledge of Seller, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (C) to the Knowledge of Seller, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (D)  with respect to each sublicense, the
          representations and warranties set forth in subsections
          (A) through (C) above are true and correct with respect to the underlying license;

               (E) to the Knowledge of Seller, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (F) no action, suit, proceeding, hearing, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

               (G) None of the Targets has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (v) To the Knowledge of the Sellers, none of the Targets will infringe upon or violate any Intellectual
     Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

          (vi) None of the Sellers has any Knowledge of any new products, inventions or procedures that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any services provided by any of the Targets.

     (n) Tangible Assets. Each of the Targets owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is adequate for the purposes for which it presently is used.

     (o) Inventory. The inventory of the Targets consists of gas storage and/or banking service all of which is merchantable and none of which is slow-moving, obsolete, obsolescent, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Targets.

     (p)  Contracts.  Section 4(p) of the applicable Disclosure
Schedule lists the following contracts and other agreements to which any of the Targets is a party.

          (i) any master agreement, purchase agreement or order form pursuant to which individual purchase orders or confirmations may be issued;

          (ii)  any ISDA agreement;

          (iii) any form agreement for services performed, or gas or electricity sold, by any of the Targets;

          (iv) any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

          (v) any agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Targets or involve consideration in excess of $50,000;

          (viii) any agreement concerning a partnership or joint venture;

          (ix) any agreement under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (x) any agreement concerning confidentiality or noncompetition or nonsolicitation;

          (xi) any agreement with any of the Sellers or their Affiliates (other than the Target Corporations or the Target
     Partnership);

          (xii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (xiii)  any collective bargaining agreement;

          (xiv)  any agreement for the employment of any
     individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

          (xv) any agreement under which it has advanced or loaned any amount to any of its directors, managers, officers, or employees outside the Ordinary Course of Business;

          (xvi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on any of the Targets; or

          (xvii) any other agreement the performance of which involves consideration in excess of $25,000.

     The Sellers have made available to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 4(p) of the applicable Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the applicable Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable against such Target, and to the Knowledge of the Seller, in full force and effect; (B) to the Knowledge of the Seller, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to the Knowledge of the Seller, no party has repudiated any provision of the agreement.

     (q) Notes and Accounts Receivable. All notes and accounts receivable of the Targets are reflected on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected within 120 days at their recorded amounts, subject only to the reserve for bad debts set forth on the Most Recent Balance Sheet in accordance with the past custom and practice of the Targets.

     (r) Energy Commodities. The Target Partnership trades or holds Energy Commodities or rights in, to or for the purchase, sale, transportation or storage of Energy Commodities for its own account. The Target Partnership is at risk for performance or payment with respect to Energy Commodities, or rights or obligations with respect to the purchase, sale, transportation or storage thereof. Any purchase or sale of Energy Commodities or rights, contracts, agreements or arrangements with respect to the transportation or storage of Energy Commodities effected or obtained by the Target Partnership is solely for its account and risk, except to the extent that such Target Partnership purchases derivatives to cover such risk. For purposes of this subsection
(r) "Energy Commodities" means petroleum, petroleum products, natural gas, natural gas liquids, electricity, emissions allowances, coal, energy in any form, and commodities that are derivatives or products or by-products of any of the foregoing (including, but not limited to, gasoline, heating oil and gas oil) as well as any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative instrument, contract or arrangement, based on any of the aforementioned energy commodities, regardless of whether such instrument, contract or arrangement provides for or results in physical delivery of such energy commodities or cash settlement, including, but not limited to, contracts for the forward delivery of physical output of assets or physical load obligations.

     (s) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Targets.

     (t) Insurance. Section 4(t) of the applicable Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Targets has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

          (i) the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii)  the policy number and the period of coverage;

          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount of coverage; and

          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

     With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) none of the Targets nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Each of the Targets has been covered during the past three years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. Section 4(t) of the applicable Disclosure Schedule describes any self-insurance arrangements affecting any of the Targets.

     (u) Litigation. Section 4(u) of the applicable Disclosure Schedule sets forth each instance in which any of the Targets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding (including, but not limited to, any proceedings with respect to workers' compensation claims), hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in
Section 4(u) of the applicable Disclosure Schedule could result in any Material Adverse Effect on the Targets.

     (v) Product and Service Warranty. Each product sold, leased, or delivered and service provided by or on behalf of any of the Targets has been in conformity with all applicable contractual commitments and all express and implied warranties and performance guaranties, and none of the Targets has any Liability for replacement thereof or other damages in connection therewith. No product sold, leased, or delivered or service provided by or on behalf of any of the Targets is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4(v) of the applicable Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the Targets (containing applicable guaranty, warranty, and indemnity provisions).

     (w) Product and Service Liability. None of the Targets has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, receipt or use of any product or service sold, leased, or delivered by or on behalf of any of the Targets.

     (x) Employees. To the Knowledge of the Sellers, no executive, key employee, or group of employees has any plans to terminate employment with any of the Targets. None of the Targets is a party to, or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. None of the Targets has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, color, national origin, religion, mental or physical disability, status as a special disabled veteran or Vietnam-era veteran or otherwise in its employment conditions or practices with respect to its employees. None of the Sellers has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Targets.

     (y)  Employee Benefits.

          (i) Section 4(y) of the applicable Disclosure Schedule lists each Employee Benefit Plan that any of the Targets maintains or to which any of the Targets contributes or has any obligation to contribute.

               (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

               (B)  All required reports and descriptions
          (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due, have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Targets. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a), has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and none of the Sellers is aware of any facts or circumstances that could result in the revocation of such determination letter.

               (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

               (F)  The Sellers have delivered to the Buyer
          correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (ii) With respect to each Employee Benefit Plan that any of the Targets maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

               (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Sellers threatened.

               (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Sellers threatened.

               (C) None of the Targets has incurred, and none of the Sellers any reason to expect that any of the Targets will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA Section 4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (iii) None of the Targets contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under any Multiemployer Plan.

          (iv) None of the Targets maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

     (z) Guaranties. None of the Targets is a guarantor, surety or otherwise is liable for any material Liability or obligation
(including indebtedness) of any other Person.

     (aa)  Environmental, Health and Safety Matters.

          (i) Each of the Targets has complied and is in compliance with all Environmental, Health and Safety
     Requirements.

          (ii) Without limiting the generality of the foregoing, each of the Targets has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the applicable Disclosure Schedule.

          (iii) None of the Targets has received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health and Safety Requirements.

          (iv) None of the following exists at any property or facility operated by any of the Targets: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

          (v) None of the Targets has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health and Safety Requirements.

          (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

          (vii) None of the Targets has either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

          (viii) No facts, events or conditions relating to the present facilities, properties or operations of the Targets will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

     (bb) Certain Business Relationships with the Targets. Except as set forth on the applicable Disclosure Schedule, none of the Sellers has been involved in any business arrangement or relationship with any of the Targets within the past 12 months, and none of the Sellers owns any asset, tangible or intangible, which is used in the business of any of the Targets.

     (cc)  Customers.  Except as set forth on the applicable
Disclosure Schedule, no other customer of AES or FMA has terminated its contract or failed to renew its contract with AES or FMA.

     (dd) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
Section 4 not misleading.

     (ee) Disclosure Schedules. Notwithstanding any specific reference to the disclosure of any matter pursuant to the Disclosure Schedules or the Annexes, all disclosures made pursuant to any section hereunder or of the Disclosure Schedules or the Annexes shall be deemed made for all other sections to which such disclosure may apply, and any headings or captions on any section herein or therein are for convenience of reference only. Sellers shall be entitled to supplement or amend the Disclosure Schedules and Annexes delivered in connection herewith with respect to any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in any such Disclosure Schedule or Annex or which is necessary to correct any information in any such Disclosure Schedule or Annex which has been rendered inaccurate thereby, and whether or not such matter is material. No supplement or amendment shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7 hereof or the compliance by Sellers with the covenants set forth in Section 5 hereof; provided, however, that by consummating the transactions contemplated hereby, Buyer waives any right or claim it may have or have had on account of such failure to satisfy such conditions or comply with such covenant or on account of or relating to any such breach of representation or warranty of Sellers each of which has been corrected by the supplemental or amended disclosure.

     (ff) Modification of Representations and Warranties. Each of the foregoing representations and warranties shall be deemed modified by any matter expressly set forth or expressly disclosed herein, in the Disclosure Schedules and Annexes hereto, or in the Financial Statements.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

     (b) Notices and Consents. The Sellers will cause the Targets to give any notices to third parties, and will cause each of the Targets to use its commercially reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4(c) above. Each of the Parties will (and the Sellers will cause the Targets to) give any notices to, make any filings with, and use its commercially reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3(a)(ii), (b)(ii) and 4(c) above.

     (c) Operation of Business. The Sellers will not cause or permit the Targets to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of the Buyer. Without limiting the generality of the foregoing, the Sellers, without the prior written consent of the Buyer, will not cause or permit the Targets to (i) authorize, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or partnership interests, as applicable, or redeem, purchase, or otherwise acquire any of its capital stock, (ii) incur any Liabilities other than as contemplated in the financial projections delivered to the Buyer in connection with its due diligence, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in
Section 4(h) above. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that the Targets may pay to AGS and Conoco monthly distributions and to Fellon and McCord monthly salaries and bonuses, consistent with past practices; provided, however, that no distributions or dividends shall be paid if, after giving effect thereto, the net asset value on a combined basis of FMA and AES would be less than the Minimum NAV.

     (d) Preservation of Business. The Sellers will cause each of the Targets to use its commercially reasonable best efforts to keep its business and properties intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (e) Full Access. Each of the Sellers will permit, and the Sellers will cause the Targets to permit, representatives of the Buyer to have full access at all reasonable times with prior notice and during regular business hours, and in a manner so as not to interfere with the normal business operations of the Targets to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Targets.

     (f) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material adverse development causing or potentially causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing or potentially causing a breach of any of his or its own representations and warranties in Section 3 above.

     (g) Exclusivity. None of the Sellers will (and the Sellers will not cause or permit the Targets to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock, other voting securities or partnership interests, as applicable, or any substantial portion of the assets, of the Targets (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their shares of stock in the Target Corporations, or partnership interest in the Target Partnership in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     (h) Regulatory Approvals. The Buyer, at its own expense, will file for approval with the Securities Exchange Commission for authorization for the consummation of the transactions contemplated by this Agreement and all additional regulatory approvals necessary for the efficient operation of the Targets. Notwithstanding the foregoing, the Sellers, at their own expense, will file with the Federal Energy Regulatory Commission for
Section 203 approval for disposition of a jurisdictional asset. The Buyer and the Sellers will execute such documents and take such actions as may be necessary for the Buyer or Sellers to obtain all necessary regulatory approvals.

     (i) Supplemental Balance Sheets and Statements of Income. Sellers will provide supplemental unaudited balance sheets and statements of income for each month from, and including, February 2001 through the month immediately prior to Closing from time to time during the interim as such balance sheets and statements of income are prepared.

     6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     (a) General. In case at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Targets.

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Targets, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

     (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Targets from maintaining the same business relationships with the Targets after the Closing as it maintained with the Targets prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Targets to the Buyer from and after the Closing.

     (d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement, so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     (e) Protection of Business. For a period of one year from the Closing Date, Conoco will not solicit (i) any employees of the Targets that were employees on the Closing Date or within two years prior to the Closing Date or (ii) any natural gas sales customers of the Targets, who are not existing or previous customers of Conoco, that were customers of the Targets on the Closing Date or within two years prior to the closing date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (f) Books and Records; Personnel. Buyer hereby covenants and agrees with Sellers as follows:

          (i) Retention of Records. Buyer shall cause the Targets not to for a period of seven years after the Closing Date, dispose of or destroy any of the business records and files of the Targets relating to the period prior to the Closing Date without first offering to turn over possession thereof to Sellers by written notice at least 30 days prior to the proposed date of such disposition or destruction.

          (ii) Access to Records. Buyer shall cause the Targets to, for a period of three years after the Closing Date and at any time within seven years after the Closing Date in the event that any of the Sellers are the subject of a tax audit, allow Sellers access to all business records and files of the Targets relating to the period prior to the Closing Date, upon prior written request of Sellers and during normal working hours at the principal place of business of the Targets or at any location where such records are stored, and Sellers shall have the right, at their own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere unreasonably with the normal conduct of the business of the Targets.

          (iii) Assistance with Records. Buyer shall cause the Targets to make available to Sellers, consistent with the business requirements of the Targets (i) the Targets' personnel to assist Sellers in locating and obtaining records and files maintained by the Targets, and (ii) any of the Targets' personnel whose assistance or participation is reasonably required by Sellers in anticipation of, or preparation for, any existing or future litigation, tax or other matters in which Sellers or any of their past, present or future affiliates are involved and which related to the business of the Targets.

     (g) Net Asset Value. In the event that the tangible net asset value on the combined FMA and AES balance sheets is less than the Minimum NAV at Closing, Conoco, Fellon and McCord shall each contribute his or its proportionate share of such deficit to AES and FMA. In the event that the tangible net asset value on the combined FMA and AES balance sheets is more than the Minimum NAV at Closing, such excess amount shall be distributed to Conoco, Fellon and McCord in an amount equal to his or its proportionate share thereof.

     7.  Conditions to Obligation to Close.

     (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Sections 3(a) and 4 above shall be true, complete and correct in all material respects at and as of the Closing
     Date;

          (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

          (iii) each of the Targets shall have procured all of the third party consents specified in Section 5(b) above;

          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) have a Material Adverse Effect on the right of the Buyer to own the shares of stock of the Target Corporations or the partnership interests in the Target Partnership and to control the Targets or (D) have a Material Adverse Effect on the right of any of the Targets to own its assets and to operate its business (and no such material injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (v) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all material respects;

          (vi) the Targets shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 3(a)(ii) and
     (b)(ii), and 4(c) above;

          (vii) Fellon and McCord shall have each entered into his respective Management Agreement with the Buyer as set forth in its final form and not subject to further negotiation in Exhibits C-1 and C-2 attached hereto and the same shall be in full force and effect;

          (viii) the tangible net asset value as shown on the combined FMA and AES balance sheets as of the last day of the month prior to the month in which the Closing occurs, will not be less than the Minimum NAV.

          (ix)  there will not have been any Material Adverse
     Effect on the Targets between the date of this Agreement and the Closing;

          (x) all necessary regulatory approvals, including the approvals set forth in Section 5(h) above, shall have been obtained;

          (xi) the Buyer shall have received from counsel to the Sellers an opinion in form and substance reasonably acceptable to counsel for Buyer, addressed to the Buyer, and dated as of the Closing Date;

          (xii) the Buyer shall have received the resignations, effective as of the Closing, of each director of the Targets other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing; and

          (xiii) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

          (xiv) AES will have entered into a long term supply contract and an ISDA Agreement with Conoco.

     The Buyer may waive any condition specified in this Section
7(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i)  the representations and warranties set forth in
     Section 3(b) above shall be true, complete and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) have a Material Adverse Effect on the right of the Buyer to own its assets and to operate its business (and no such material injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all material respects;

          (v) the Targets shall have received all material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii),
     Section 3(b)(ii), and Section 4(c) above;

          (vi) the Buyer shall have entered into a Management Agreement with each of Fellon and McCord in the form and substance as set forth in Exhibits C-1 and C-2 attached hereto and the same shall be in full force and effect;

          (vii)  there will not have been any Material Adverse
     Effect on the Buyer between the date of this Agreement and the Closing;

          (viii) the Sellers shall have received from counsel to the Buyer an opinion in form and substance reasonably acceptable to counsel for Sellers, addressed to the Sellers, and dated as of the Closing Date;

          (ix) Fellon and McCord shall have been released from all personal guaranties of obligations of FMA, AGS and AES which guaranties are set forth on Exhibit D attached hereto;

          (x) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers; and

          (xi) all necessary regulatory approvals, including the approvals set forth in Section 5(h) above, still have been obtained.

     The Sellers may waive any condition specified in this
Section 7(b) if they execute a writing so stating at or prior to the Closing.

     8.  Remedies for Breaches of This Agreement.

     (a) Survival of Representations and Warranties. All of the representations and warranties of the Sellers contained in Sections 4(a)-(j) and 4(l)-(cc) above shall survive the Closing hereunder and continue in full force and effect for a period of two years after the Closing Date. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Sellers contained in Sections 4(k) above) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

     (b)  Indemnification Provisions for Benefit of the Buyer.

          (i) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of their representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above), and, if there is an applicable survival period pursuant to
     Section 8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 11(h) below within such survival period, then each of the Sellers shall indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Sellers contained in Section 4(a)-(j) and 4(l)-(cc) above until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $295,940 aggregate threshold (at which point the Sellers will be obligated to indemnify the Buyer from and against all such Adverse Consequences relating back to the first dollar).

          (ii) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of his or its covenants in Section 2(a) above or any of his or its representations and warranties in Section 3(a) above, and, if there is an applicable survival period pursuant to
     Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to
     Section 11(h) below within such survival period, then the Seller shall indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (iii) Each of the Sellers shall indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Targets (x) for any Taxes of any of the Targets with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9(h)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Targets, as applicable, in filing their Tax Returns, and (y) for the unpaid Taxes of any Person (other than any of the Targets) under Reg. Section 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (iv) Each of the Sellers shall indemnify the Buyer pursuant to the terms of this Section 8, but without regard to the aggregate threshold for any Adverse Consequences relating to any matter identified on Disclosure Schedule 4(u).

     (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to
Section 11(h) below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Buyer shall not have any obligation to indemnify the Sellers from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above until the Seller has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $295,940 aggregate threshold (at which point the Buyer will be obligated to indemnify the Sellers from and against all such Adverse Consequences relating back to the first dollar).

     (d)  Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and (F) the Indemnifying Party keeps the Indemnified Party informed of all material developments in connection with the Third Party Claim.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with
     Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and
     (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer, resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

     (e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

     (f)  Recoupment Under Performance Payments.    Each Seller
acknowledges and agrees that the Buyer shall be entitled to offset any indemnity claim under Section 8 against any payment due to such Seller under Section 2 hereof at Buyer's sole option; provided, however, that any such offset shall be asserted first against any accrued but unpaid amount payable pursuant to Section 2 before any such indemnity claim may be asserted against the Sellers. Buyer shall deliver to Sellers written notice not less than ten days prior to exercising its right of offset pursuant to this Section (f) which notice shall set forth in reasonable detail Buyer's basis for exercising its right of offset and the amount of the proposed offset. If within ten days of receiving Buyer's notice of its intent to exercise its right of offset, Seller delivers to Buyer written notice setting forth Seller's objections to Buyer's exercise of its right of offset, then Buyer shall place into an interest-bearing escrow account the amount of the proposed offset, which amount, along with all accrued interest, shall be distributed to the Buyer or Seller or both, as appropriate, upon final, non-appealable resolution of any disputed claim or upon the mutual written consent of Buyer and Sellers.

     (g) Mitigation. Each indemnified party shall be required to mitigate losses, and shall reasonably consult and cooperate with each indemnifying party with a view towards mitigating losses, in connection with claims for which a party seeks indemnification under this Section 8.

     (h) Certain Limitations on Remedies. The Buyer's right to indemnification or reimbursement pursuant to Section 8 hereof shall be limited (1) as to Conoco, to 25% of the Conoco Cash Payment, (2) as to Fellon, to 25% of the Fellon Note Payment except for any claim for indemnification arising under Section 4(u), which shall be indemnified at 100% of the Fellon Note Payment and (3) as to McCord, to 25% of the McCord Note Payment except for any claim for indemnification arising under Section 4(u), which shall be indemnified at 100% of the McCord Note Payment. Irrespective of any allocation of the Purchase Price to be delivered at closing to a particular Target, indemnification for the breach of any representation, warranty, covenant, agreement of Sellers contained in this Agreement or in any closing certificate executed and delivered by Sellers in connection herewith, relating to a particular Target is not limited to the allocation of Purchase Price to that Target. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges that the indemnification provisions set forth in this Section 8 constitute the sole and exclusive recourse and remedy of the Buyer with respect to the breach of any representation, warranty, covenant, agreement of Sellers contained in this Agreement or in any closing certificate executed and delivered by Sellers in connection herewith. Notwithstanding anything contained herein to the contrary, no Seller shall be liable to the Buyer with respect to and shall not include under any circumstances, any indirect, consequential, incidental, exemplary or punitive damages or other special damages or lost profits.

     (i) Amount of Losses. The amount of any Adverse Consequences payable hereunder shall be reduced by any insurance proceeds to which the indemnified party may be entitled with respect to the event or occurrence giving rise to such Adverse Consequences, shall be reduced by any amounts to which the Buyer may be entitled from third parties in connection with losses for which indemnification is sought under this Section 8 and shall be reduced appropriately to take into account any tax benefit recognized by the indemnified party in connection with such Adverse Consequences based upon the highest blended (federal, state, local and foreign) marginal income tax rate applicable to the indemnified party during the taxable year for which a return was most recently filed with the IRS (based on the date of the indemnity claim). The indemnified party shall use commercially reasonable best efforts to pursue insurance claims or third party claims that may reduce or eliminate Adverse Consequences. If the indemnified party both collects proceeds from any insurance company or third party and receives a payment from the indemnifying party hereunder, and the sum of such proceeds and payment is in excess of the amount payable with respect to the matter that is the subject of the indemnity, then the indemnified party shall promptly refund to the indemnifying party the amount of such excess.

     (j) Subrogation. After any indemnification payment is made to the Buyer pursuant to this Section 8, the Sellers shall, to the extent of such payment, be subrogated to all rights (if any) of the Buyer against any third party in connection with the Adverse Consequences to which such payment relates. Without limiting the generality of the preceding sentence, the Buyer receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the indemnified party, any instrument reasonably necessary to evidence such subrogation rights.

     (k) Actual Knowledge. If the Buyer or any of its Affiliates or agents has actual knowledge on the Closing Date of an existing breach of any representation, warranty, covenant or agreement of Sellers then, notwithstanding the provisions of this
Section 8, the Sellers shall not be liable for, nor in any manner responsible for, any Adverse Consequences resulting from such breach, and the Buyer shall not be entitled to indemnification under this Section 8 for such Adverse Consequences. No Party has knowledge of any inaccuracies in the representations or warranties of any other Party.

     9.  Tax Matters.

          (a) Section 338(h)(10) Election. Each of the Target Corporations will join with Buyer at the Closing in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of each Target Corporation hereunder (a "Section 338(h)(10) Election"). Sellers will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law. Sellers shall also pay any Tax imposed on Targets attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Code Section 1374, (ii) any tax imposed under Reg.
Section 1.338(h)(10)-1T(d)(2), or (iii) any state, local or foreign Tax imposed on Targets gain, and Sellers shall indemnify Buyer and Targets against any failure to pay any such Taxes.

          (b) Allocation of Purchase Price. Buyer, Targets and Sellers agree that the Purchase Price and the liabilities of Targets (plus other relevant items) will be allocated to the assets of Targets for all purposes (including Tax and financial accounting) in accordance with the method shown on the Allocation Schedule attached hereto. For purposes of this Allocation Schedule, interest on the Performance Payments shall be calculated using the lowest minimal annual federal rate necessary to avoid imputed interest. Buyer, Targets and Sellers will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

          (c) S Corporation Status. Targets and Sellers will not revoke the Target Corporations' election to be taxed as S corporations within the meaning of Code Sections 1361 and 1362. The Target Corporations and Sellers will not take or allow any action other than the sale of the Target Corporations' stock pursuant to this Agreement that would result in the termination of Target Corporations' status as a validly electing S corporations within the meaning of Code Sections 1361 and 1362.

          (d) Section 754 Election. The Target Partnership will make an election under Code Section 754 (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the partnership interests of Target Partnership hereunder and the deemed sale of Target Partnership interests pursuant to the Code Section 338(h)(10) Election in connection with the purchase of the shares of the Target Corporations (a "Section 754 Election"). AGS and Conoco will include any income, gain, loss, deduction, or other tax item arising on or prior to the Closing Date on their Tax Returns to the extent required by applicable law.

          (e)  Partnership Status.  The Target Partnership and
Sellers will not take or allow any action other than the sale of Target's stock pursuant to this agreement that would result in the termination of the Target Partnership's status as a partnership under federal tax laws.

          (f) Tax Periods Ending on or before the Closing Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Targets for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Fellon and McCord shall permit Buyer to review and comment on each such Target Corporation Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Buyer. To the extent permitted by applicable law, AGS shall include any income, gain, loss, deduction or other tax items for such periods on its Tax Return in a manner consistent with the Schedule K-1s furnished by the Target Partnership to AGS for such periods. Fellon and McCord shall reimburse Buyer for any Taxes of the Target Corporations with respect to such periods within fifteen (15) days after payment by Buyer or the Target Corporations of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown in the Closing Reconciliation.

          (g)  Cooperation on Tax Matters.

               (i) Buyer, Targets and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Targets and Sellers agree to retain all books and records with respect to Tax matters pertinent to Targets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

               (ii)  Buyer and Sellers further agree, upon
     request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (h) Certain Taxes. Sellers shall pay when due all of their respective transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of Target Corporations stock, sale of the Target Partnership interest or deemed sale resulting from the Code
Section 338(h)(10) Election, any similar tax imposed in other states or subdivisions), and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     10.  Termination.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) either Buyer or Sellers may terminate this Agreement by giving written notice to the other in the event that Closing has not occurred on or before March 31, 2002;

          (iii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event any of the Sellers has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; and

          (iv) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach.

     (b)  Effect of Termination.  If any Party terminates this
Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     11.  Miscellaneous.

     (a)  Nature of Certain Obligations.

          (i) The covenants of each of the Sellers in Section 2(a) above concerning the sale of his or its shares of stock in the Target Corporations or partnership interest in the Target Partnership to the Buyer and the representations and warranties of each of the Sellers in Section 3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty or covenant will be solely responsible to the extent provided in Section 8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

          (ii) As to the Target Corporations, the remainder of the representations, warranties and covenants in this Agreement are joint and several obligations of Fellon and McCord. This means that Fellon and McCord will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof as such breach relates to the Target Corporations.

          (iii) As to the Target Partnership, the remainder of the representations, warranties and covenants in this Agreement are 50% several obligations of Fellon and McCord, on one hand, and 50% several obligations of Conoco, on the other. This means that Fellon and McCord, on one hand, and Conoco, on the other, each will be responsible to the extent provided in Section 8 above for 50% of any Adverse Consequences the Buyer may suffer as a result of any breach thereof as such breach relates to the Target Partnership.

     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement, other than the joint press release approved by both the Buyer and Sellers, prior to the Closing without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure). Notwithstanding the foregoing, the Buyer may make such filings, without the consent or review of such filings by the Sellers, with the SEC as may be necessary to consummate the transactions contemplated by this Agreement. The Buyer will provide the Sellers a copy of all such filings.

     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements among the parties relating to the subject matter of this Agreement and such other agreements and all prior drafts of this Agreement and such other agreements, all of which are merged into this Agreement and no Seller shall have any liability for statements, claims, forecasts, projections or other information, financial or otherwise, provided by or on behalf of any Seller, the Targets or in connection with the business of the Targets prior to the Closing including information contained in the Confidential Information Memorandum dated January 19, 2001.
Buyer agrees that it is not relying on any financial data, statements, claims, projections, forecasts or other information other than as expressly set forth in Sections 3 and 4 in entering into this Agreement or consummating the transactions contemplated hereby.

     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Sellers:            Copy to:

     Andrew R. Fellon              Ralston W. Steenrod, Esq.
     3161 Chickering Woods Dr.     Stites & Harbison, PLLC, Ste. 1800
     Louisville, KY  40241         400 W. Market Street
                                   Louisville, KY  40202-3352
     John C. McCord                Facsimile:  (502) 587-6391
     8 Woodhill Rd.
     Louisville, KY  40207

     Alliance Gas Services, Inc.
     9300 Shelbyville Road
     Suite 810
     Louisville, KY 40222

     Maria A. Hooper
     Director of Gas Marketing East
     Conoco, Inc.
     P.O. Box 2197
     Houston, TX  77252

     If to the Buyer:                   Copies to:

     Allegheny Ventures, Inc.           Terence A. Burke, Esq.
     Hagerstown Corporate Center        Deputy General Counsel
     10435 Downsville Pike              Facsimile: (301) 665-2739
     Hagerstown, MD 21740-1766
                                        James J. Hanks, Jr., Esq.
                                        Ballard Spahr Andrews & Ingersoll, LLP
                                        19th Floor
                                        300 East Lombard Street
                                        Baltimore, MD  21202
                                        Facsimile:  (410) 528-5650

     Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Targets may bear the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby as long as the condition set forth in Section 7(a)(viii) is satisfied in full.

     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

     (n)  Incorporation of Exhibits, Annexes, and Schedules.  The
Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

     (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Maryland, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in
Section 10(h) above. Nothing in this Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

     (q)  Dispute Resolution.

               (i) The parties will first attempt to settle each and every dispute, controversy or claim, whether based in contract, tort, statute, fraud, misrepresentation or any other legal theory, arising out of or relating to this Agreement ("Dispute(s)"), through good faith negotiations. Except with respect to Disputes arising with respect to Performance Payments (which shall be resolved pursuant to the procedure set forth in Section 2(d) above) and any claims arising under Section 11(o), any Dispute not thus resolved within 30 calendar days or such other period as the parties shall mutually agree in writing, shall be then settled by final and binding arbitration conducted in Cincinnati, Ohio by one neutral arbitrator, in accordance with this Section and the then effective Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Each party shall bear its own expenses and the parties shall equally share the filing and other administrative fees of the AAA and the expenses of the arbitrator. An award may be confirmed and judgment entered in any court having competent jurisdiction. The decision and award of the arbitrator shall not be subject to review. The arbitrator shall determine the permitted scope of all pre-hearing discovery. The arbitrator shall not have the power to order any type of pre-hearing discovery other than the production of documents and the disclosure of the identity and production of persons with knowledge of disputes to be resolved by the arbitrator. Any question as to the arbitrability of any Dispute, including those as to the questions of issue preclusion, shall be determined solely by the arbitrator. This Section 11(q) shall be governed and enforced under the United States Arbitration Act, 9 U.S.C. Sections 1 to 16 ("FAA"). The local law of the State of Maryland, except its laws of arbitration and choice of laws, shall apply to all substantive matters pertaining to this Agreement. Any party may seek a temporary injunction in any court of competent jurisdiction to the limited extent necessary to preserve the status quo during the pendency of final resolution of a Dispute in accordance with this Section. The statute(s) of limitation applicable to any Dispute shall be tolled upon initiation of the Dispute resolution procedures under this Section and shall remain tolled until the Dispute is resolved under this Section. However, tolling shall cease if the aggrieved party does not file a demand for arbitration of the Dispute with the AAA within fifteen (15) calendar days after good faith negotiations have been terminated by either party.

               (ii)  The parties, their representative and
          participants and the arbitrator shall hold the existence, content and result of the arbitration in confidence, except to the limited extent necessary to enforce a final settlement agreement or to obtain or enforce a judgment on an arbitration decision and award.

          (r) Indemnification of Officers and Directors. Notwithstanding any provision to the contrary in Section 11(c) hereof, the Buyer acknowledges that each Person who served prior to the Closing as an officer, director or authorized representative of any Target shall be entitled to all rights to indemnification existing in favor of the directors, officers or authorized representatives of such Target, as applicable, as provided in its articles of incorporation, bylaws or partnership agreement during the time any such Person served as an officer, director or authorized representative.



IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



WITNESS:                           SELLERS:

___________________________        ______________________________
                                   John C. McCord

WITNESS:

___________________________        ______________________________
                                   Andrew R. Fellon


ATTEST:                            ALLIANCE GAS SERVICES, INC.


___________________________        By:___________________________
                                      John C. McCord
                                      Chairman


ATTEST:                            CONOCO, INC.


___________________________        By:___________________________
                                      J. Mike Stice
                                      President
                                      Conoco Gas & Power Marketing,
                                      a division of Conoco, Inc.


ATTEST:                            BUYER:

                                   ALLEGHENY VENTURES, INC.

___________________________        By:____________________________
                                      Paul M. Barbas
                                      President

     Allegheny Energy, Inc. is party to this Agreement solely with respect to its obligations set forth in Sections 2(a), (b) and (c).



ATTEST:                            ALLEGHENY ENERGY, INC.

___________________________        By:_____________________________

                                      Paul M. Barbas
                                      Corporate Vice President



                 EXHIBITS, ANNEXES AND SCHEDULES



     Schedule A     -    EBITDA Forecast



     Exhibit  A     -    Permitted Revenues for EBITDA Calculation

     Exhibit B-1    -    FMA Financial Statements

     Exhibit B-2    -    AGS Financial Statements

     Exhibit B-3    -    AES Financial Statements

     Exhibit C-1    -    Fellon Management Agreement

     Exhibit C-2    -    McCord Management Agreement

     Exhibit D      -    Fellon/McCord Guaranty Obligations

     Exhibit E-1    -    Fellon Promissory Note

     Exhibit E-2    -    McCord Promissory Note



     Annex I(a)     -    Fellon Disclosures

     Annex I(b)     -    McCord Disclosures

     Annex I(c)     -    AGS Disclosures

     Annex I(d)     -    Conoco Disclosures

     Annex II       -    Buyer Disclosures



     AGS Disclosure Schedule

     FMA Disclosure Schedule

     AES Disclosure Schedule

     Allocation Schedule



                            ANNEX II



     1. The authorization for use of funds in connection with the consummation of the contemplated transactions by the Securities and Exchange Commission ("SEC") is required pursuant to the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder. The Buyer or one of its Affiliates will file for approval with the SEC.



     2. Notice to Energy Corporation of America, a West Virginia corporation ("ECA"), of the contemplated transactions is required pursuant to the terms of the Participation Agreement, dated as of December 20, 1999, between Allegheny and ECA (the "Participation Agreement"). In accordance with the Participation Agreement, ECA may, at its option, participate in the acquisition of gas related assets.





                            EXHIBIT A

                     Description of Services



1.   Core Services of FMA and AES.

     (a)  Services Related to Natural Gas.

* Evaluate natural gas supply arrangements and potential natural gas suppliers then develop and implement a supply plan for reliable, cost-effective natural gas delivery to the customer.

* Evaluate transportation arrangements and potential transporters, both intrastate and interstate, and develop and implement a transportation portfolio to ensure firm delivery to the customer.

* Provide complete nomination and scheduling service (24 hour/day, 365 days/year), along with imbalance management, account reconciliation, and balancing on all transporters.

* Monitor international, federal, state, and local gas orders, rules, policies, and procedures. Analyze tariffs and regulations to ensure customer is under correct rate schedule and is paying minimum cost required. Negotiate discounts or changes to rate terms to lower customer cost.

* Provide NYMEX natural gas futures and related tools to customers for hedging of forward purchases. Provide market analysis, both technical and fundamental, and recommendations on hedging strategies. Implement customer strategies in a timely and cost effective manner.

* Evaluate bypass opportunities and other gas handling facilities, including feasibility studies, cost estimates, and implementation strategies. Provide expertise in engineering, design, project and construction management of new gas facilities.

* Provide expert witness testimony in energy-related litigation, complaints, petitions, etc. for customers or customers' related industrial groups.

* Maintain market intelligence sources from all industry segments and provide customers with regular updates on industry trends, price forecasts, and new opportunities for cost reduction or natural gas supply reliability enhancement.

* Procure on behalf of customers all physical supply and transportation capacity requirements, as well as sell (trade) any supply and transportation capacity excesses on short and long-term basis.

* Provide complete and total invoice reconciliation (i.e.
consolidated billing) on behalf of customers/facilities.


     (b)  Services Related to Electricity.

* Evaluate current supply, transmission and distribution and rates arrangements and electric power contracts for the customer's facilities.

* Develop and implement a supply plan in response to market, supply and distribution changes brought about by the deregulated electric power environment, or modify existing methods of procurement as needed.

* Evaluate potential electric power suppliers (producers, generators and/or marketers).

* Evaluate electric power sources, marketers and generators.

* Evaluate potential distributors on intrastate and interstate electric power supply systems.

* Evaluate and enhance current Firm Electrical Power Service and Interruptible or Surplus Power Service agreements.

* Develop and implement action plans to optimize service, including supply agreements with appropriate Firm, Interruptible and Real Time Pricing Options.

* Reconcile monthly or other periodic electricity accounts, billings and/or invoices.

* Manage and reconcile local electric power distribution company service accounts and other service accounts.

* Evaluate and communicate to customer opportunities for the purchase and resale of electric power, including compensation for voluntary curtailment opportunities.

* Monitor international, federal, state and local electric power policies, procedures and occurrences including interstate and intrastate tariffs, rates, etc.

* Provide Interstate and Intrastate tariff rate analysis.

* Negotiate electric power tariff rate discounts.

* Evaluate electric power reserve opportunities.

* Provide regular updates and/or meetings with the customer.

* Participate in electric power generation, distribution and related industry group meetings and trade shows.

* Propose alternative supply plans in the event of curtailment threat.

* Assist the customer to identify, understand, and quantify electric power supply risks (i.e. firm vs. interruptible and other).

* Scheduling of electricity requirements to customer's facilities.

* Perform business level analysis of opportunities for on-site generation.

* Continuous evaluation of the quality, reliability and cost of service.

* Expert witness testimony in energy-related litigation.

* Management of generation or demand-management (i.e. load curtailment) assets.

* Marketing of generation or demand management output to the wholesale or retail markets.

* Purchase of power to displace generation or demand management output.

* Management and execution of arbitrage opportunities.

* Marketing of financial and physical options around generation or demand management opportunities.

2.   Core Services of Allegheny Energy Solutions.

     AE Solutions works with clients to create customized turnkey energy solutions that improve clients' businesses by meeting their operational, financial, and risk-management needs. AE Solutions' core business is considered to be power house projects, including distributed generation and cogeneration projects and combined cycle projects, and also the design, construction, operation, and financing of generation facilities and power quality and reliability applications. The specific core business functions are as detailed below:

      * Generation Applications
      * Procurement
      * Engineering
      * Construction
      * Permitting/Environmental
      * Feasibility Study
      * Financing
      * Operation
      * Power Quality and Reliability Applications

3.   General Agreement.

     The parties agree that FMA and AES ("FMA/AES") and Allegheny Energy Solutions ("AE Solutions") have complementary product and service offerings. AE Solutions Core Services are as outlined in
Section 2 above. FMA/AES Core Services are as outlined in Section 1 above. The parties agree that both FMA/AES and AE Solutions shall receive "fair market value" for services rendered regardless of the transaction originator. Likewise, AE Solutions and FMA/AES acknowledge that each company provides services in addition to those listed above, but agree to share revenue in areas of complementary skills and services to the extent that one party is the originator of said services and the other party performs the actual service on behalf of a customer. AE Solutions and FMA/AES acknowledge that this transaction creates an organization with assets, skills, and capabilities greater than those of both FMA/AES and AE Solutions. AE Solutions and FMA/AES acknowledge that all possible working arrangements cannot be anticipated. Consequently, FMA/AES Management and AE Solutions Management will jointly agree on the sharing of revenues in excess of "fair market value" on a case-by-case basis.


                           SCHEDULE A


($ in Thousands)              2001          2002          2003          2004

Plan EBITDA (1)              6,803.0        8,164.0       9,795.0       11,754.0


                             Year 1         Year 2        Year 3        Total

Forecasted EBITDA (2)       $7,483.5       $8,979.5      $10,774.5     $27,237.5
80% of Forecasted EBITDA     5,986.8        7,183.6        8,619.6      21,790.0
50% of Forecasted EBITDA                                                13,618.8


1)  Projections based on AES ad FMA Financial Overview,
1995-2003 for Fiscal Years ending December 31, and assume a 20% growth rate.

2) Forecasted EBITDA represents Plan EBITDA shifted to reflect a June 30, 2001 transaction closing date.
Forecasted EBITDA for Year 1 = 50% x (Plan EBITDA 2001 +
Plan EBITDA 2002). All subsequent years are calculated using this convention.


                     ALLOCATION SCHEDULE

           I. Assumptions/Required Adjustments. The allocations set forth below assume that the Maximum Purchase Price will be paid. To the extent that the final Purchase Price is less than the Maximum Purchase Price, appropriate adjustments, consistent with the methodology set forth below, will need to be made. The allocations below do not take into account the need to impute interest to each of the Performance Payments. All amounts reported for tax purposes (including required interest income and interest expense amounts) will be based upon the proper application of the appropriate original issue discount rules. Finally, the numbers shown below reflect the assets and liabilities of AGS and FMA as of February 28, 2001. Final allocations, prepared in a manner consistent with the methodology set forth below, will be based upon actual Closing Date numbers.

           II. Initial Allocation of Purchase Price. An initial allocation of the Purchase Price must be made among the stock of AGS, the stock of FMA, and the AES interest of Conoco. $13,670,000 will be allocated to the AES interest of Conoco. The remaining Purchase Price will be allocated $17,314,952 to the stock of AGS and $17,314,952 to the stock of FMA.

           III. Allocation to Assets of AGS. AGS has only one asset (other than cash), its interest in AES. The amount of the Purchase Price allocable to AGS, $17,314,952, will be allocated $19,522 to cash (the balance at February 28, 2001), and $17,295,430 to the AES interest.

           IV. Allocation to Assets of FMA. The table below indicates the assets and liabilities of FMA as of February 28, 2001. The total amount allocable among the assets is $17,981,405, which is $17,314,952 (the portion of the Purchase Price determined above) plus the amount of liabilities that will be deemed assumed ($666,453). The fair market value of the depreciable assets is equal to depreciated cost.

                              Cost/Face Amount     Allocation

      Cash                        $220,475         $220,475
      Accounts Receivable          159,842          159,842
      Prepaid Expenses              10,551           10,551
      Property and                 387,137          387,137
      Equipment
        (net of depreciation)
      Accounts Payable           (169,953)
      Bank Debt                  (496,500)
      Goodwill                          0        17,203,400

                                 $111,552       $17,981,405



           V. Allocation to Assets of AES. Subject to the adjustments described in the following sentence, the table below indicates the assets and liabilities of AES as of February 28, 2001. The amounts set forth below do not take into account the effect of year end 2000 audit adjustments relating to (i) derivative transactions, and (ii) the June 2000 acquisition by AES of certain intangible assets from Duke Solutions, Inc. Such adjustments will be reflected in the AES financial statements prepared for month end March 2001 and thereafter. Based on the foregoing, the total amount allocable among the assets is $92,502,711, which is the sum of (a) $13,670,000 (the Purchase Price paid to Conoco for its AES interest), (b) $17,295,430 (the amount deemed paid to AGS for its AES interest), and (c) $61,537,281 (the amount of liabilities that will be deemed assumed. The fair market value of the inventory and derivative positions is, in each case, equal to its cost. The fair market value of the intangibles and the software is, in each case, equal to its amortized cost.

                                Cost/Face Amount    Allocation


      Cash                     $ 2,465,802          $ 2,465,802
      Accounts Receivable       58,285,276           58,285,276
        (net of allowance)
      Inventory                    498,762              498,762
      Prepaid Expenses             144,941              144,941
      Intangible Assets
        (net of amoritization)     990,625              990,625
      Software
        (net of amoritization)      42,500               42,500
      Accounts Payable         (61,537,281)
      Goodwill                                       30,074,805
                                         0
                                $  890,625          $92,502,711